Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

ARKADIN S.A.S.

ARKADIN, INC.

and

WESTELL TECHNOLOGIES, INC.

December 20, 2011

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated December 20, 2011 (“Agreement”) among Arkadin S.A.S., 153 Rue de Courcelles, 75017, Paris, France (“Parent”), Arkadin, Inc., One Penn Plaza, New York, New York 10119 (“Buyer”) and Westell Technologies, Inc., 750 N. Commons Drive, Aurora, Illinois 60504 (“Seller”) regarding the common stock of Conference Plus, Inc. (the “Company”).

RECITALS

The Company, directly and through its Global Services Subsidiary, is engaged in the business of providing telephone, audio, video, collaboration, and web-based conferencing services and other conferencing services, including webcast services (the “Business”), and Buyer is in a similar line of business; and

Seller is the owner of all of the issued and outstanding shares of capital stock of the Company; and

Buyer wishes to acquire the Company by purchasing the Shares and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions set forth herein.

Accordingly, the parties agree to the following terms and conditions.

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Transaction” is defined in Section 7.4.

“Affiliate” of a Person shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Bonuses” is defined in Section 5.1(c).

“Bridge Equipment” shall mean the conferencing bridging equipment, switches and routers used by the Business.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day when banks in New York City are open for business.

“Buyer Damages” shall have the meaning set forth in Section 8.2(a).

“Buyer Indemnified Parties” shall mean Buyer and its successors, permitted assigns and Affiliates of any one or more of them.

“Cap” is defined in Section 8.1(c).

“Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, legal proceedings, orders, investigations by a Governmental Authority that lead to a finding of wrongdoing against the investigated party, notices of potential responsibility, settlements, losses, damages, liabilities, sanctions, costs and expenses, including interest, penalties and fees and disbursements of attorneys and experts.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Balance Sheet” is defined in Section 2.5(b).

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Return” is defined in Section 5.8(a).

“Closing Working Capital” is defined in Section 2.5(b).

“Company Employees” is defined in Section 5.1(c).

“Company Equity Plan” is defined in Section 5.1(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any equivalent foreign Law, in each case as it may be applicable to the Company or Global Services.

“Contract” shall mean all contracts, agreements, licenses, leases, commitments, arrangements, customer agreements, supplier agreements, reseller agreements, sales orders and purchase orders of every kind, whether written or oral, to which the Company or Global Services is a party or by which its respective properties or assets may be bound, including without limitation, contracts between or among Seller, the Company and/or Global Services.

“Current Assets” shall mean, without duplication, the sum of (a) trade and other accounts receivable (other than amounts receivable from Affiliates), (b) commissions receivable, (c) prepaid expenses, (d) cash and cash equivalents (in accordance with the last sentence of Section 2.3), net of the aggregate amount of outstanding checks, and (e) other current assets, all as determined in accordance with GAAP and in a manner consistent with the Company’s historical policies and procedures. For the avoidance of doubt, Current Assets shall not include current and deferred income Taxes.

“Current Liabilities” shall mean, without duplication, the sum of (a) trade accounts payable, (b) accrued salaries and vacation pay and other paid time off, and other employee benefits (solely excluding bonuses as described in Section 5.1(c)), and (c) other current liabilities, all as determined in accordance with GAAP and in a manner consistent with the Company’s historical policies and procedures; provided however, that, for purposes of this Agreement, Current Liabilities shall not include any Debt or Intercompany Debt that is to be paid, cancelled or eliminated and disclosed by Seller in accordance with this Agreement, or any current or deferred income Taxes.

“Debt” shall mean, without duplication, with respect to the Company and Global Services, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than (i) items included in the definition of Current Liabilities or (ii) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices that are not secured by a Lien on any Assets), (b) any other indebtedness which is evidenced by a credit facility, note, bond, debenture or similar instrument, (c) all obligations with respect to acceptances issued or created for the account of the Company or Global Services, (d) any indebtedness evidenced by capital leases in accordance with GAAP and (e) to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise, on the Debt of another Person.

“Demand” is defined in Section 10.5(c).

“Disclosure Schedule” shall mean the disclosure schedule delivered to Buyer by Seller and attached hereto.

“Disclosed Matters” is defined in Section 8.5.

“Dispute” is defined in Section 10.1.

“Employee Benefit Plan” shall mean any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan or (c) other defined benefit or defined contribution pension plan or other benefit or fringe benefit or perquisite plan, policy or program sponsored or maintained by Seller, the Company, Global Services or any ERISA Affiliate for the benefit of any current or former employee, director of or consultant to the Company or Global Services at or prior to the Closing, including any Employee Benefit Plan of Seller in which employees of the Company or Global Services participate or are eligible to participate.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including those based on, arising out of or otherwise relating to (i) the Remediation, presence or Release of or exposure to Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from or about any Real Property, (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from the Company’s assets or business or (iii) any violations of Environmental Laws by the Company prior to the Closing Date, including reasonable expenditures necessary to cause the Company to be in material compliance with or resolve violations of Environmental Laws.

“Environmental Laws” shall mean any Laws (including the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to (a) the

Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, (b) noise control, (c) the protection of human health, safety, natural resources or the environment or (d) making responsible parties pay private parties or groups of private parties for damages done to their health or the environment or permitting representatives of the public interest (self-appointed or otherwise) to recover damages for injuries done to public assets.

“Environmental Permits” shall mean any permits, licenses, certificates and approvals required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any equivalent foreign Law, in each case as it may be applicable to the Company or Global Services.

“ERISA Affiliate” shall mean any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean JPMorgan Chase Bank, NA.

“Escrow Agreement” shall have the meaning set forth in Section 2.2(b).

“Escrow Holdback” shall have the meaning set forth in Section 2.2(b).

“Estimated Working Capital” is defined in Section 2.5(a).

“Excluded Matters” is defined in Section 8.1(a).

“Financial Statements” shall have the meaning set forth in Section 3.5.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Global Services” shall mean Conference Plus Global Services Limited, a corporation organized under the laws of Ireland.

“Governmental Authority” shall mean any foreign or domestic agency, public or regulatory authority, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether federal, state, regional, local or municipal.

“Guaranty” means any obligation of the Company or Global Services to be directly or indirectly liable, as obligor, guarantor or surety, for the payment or performance obligations of any other Person, other than any Guaranty by the Company solely for the benefit of Global Services or any Guaranty by Global Services solely for the benefit of the Company.

“Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases) (a) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutageni, (b) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, (c) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties, (d) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof) or (e) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Independent Accounting Firm” shall mean Grant Thornton LLP, or if it has a conflict, BDO USA, LLP.

“Individual Indemnification Claim Threshold” is defined in Section 8.1(c).

“Intellectual Property” shall mean any rights of the Company or Global Services in or to any intellectual property or other proprietary rights, including without limitation (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, internet domain names, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing, except for any of the foregoing belonging or relating to Seller or the name “Westell”, (c) all works of authorship, copyrights, all registrations, applications for registration and renewals in connection therewith, (d) software including source code, executable code, data, databases, web sites, firmware and related documentation, but excluding “shrink wrap” licenses or other licenses associated with off the shelf computer software), (e) all trade secrets, know-how, technology, and (f) all copies and tangible embodiments of any of the foregoing (in any form or medium).

“Intercompany Debt” shall mean any Debt due or payable from the Company or Global Services to Seller or any Affiliate of Seller (other than Debt between the Company and Global Services), or Debt due or payable from Seller or any Affiliate of Seller to the Company or to Global Services (other than Debt between the Company and Global Services).

“Interim Financial Statements” are defined in Section 3.5.

“Investigation” shall mean any inquiry or investigation of any nature before any Governmental Authority.

“JAMS” is defined in Section 10.4.

“Knowledge,” when used to apply to the “Knowledge” of Seller, shall mean the actual knowledge of or actual notice to (i) with respect to any particular representation or warranty contained in this Agreement, Richard Gilbert, Brian Cooper, Amy Forster, Timothy Reedy or Gregory Doerr, (ii) solely with respect to matters relating solely to Global Services, Nicola McDonnell, (iii) solely with respect to the representations and warranties contained in Section 3.16 and Section 3.19 hereof, Sharon Hintz, and (iv) solely with respect to the representations and warranties contained in Section 3.18, David Mileusnich or Chris Mangino.

“Laws” shall mean foreign or domestic statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

“Liabilities” shall mean debts, liabilities, commitments, obligations and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

“License” shall have the meaning set forth in Section 3.18(a).

“Lien” shall mean (a) with respect to any property, (i) any security interest, lien, charge, pledge or encumbrance of any nature, right-of-way, claim, restriction, right, option, conditional sale or other title retention agreement, and (b) in the case of securities, all of the foregoing in clause (i) and any put, call, warrant, restriction, option or similar right of a third party with respect to such securities, and (c) in the case of any Real Property, all of the foregoing in clause (i) and any mortgage, restrictive covenant, easement or right-of-way; provided however, that “Lien” shall not include any Permitted Liens.

“Litigation” shall mean any litigation, legal action, arbitration, proceeding, demand or Claim affecting or brought by or against (i) the Company, (ii) Global Services, (iii) any present or former employees at any time with the Company or Global Services relating to the Business, operations, assets or liabilities of the Company or Global Services and during the time of their employment with the Company or Global Services, or (iv) Seller relating to the Business, operations, assets or liabilities of the Company or Global Services.

“Marks” shall have the meaning set forth in Section 5.6.

“Material Adverse Effect” shall mean any event or change, whether individually or in the aggregate, that have had or may be reasonably expected to have a materially adverse effect on (a) the Business, financial condition, operations, results of operations, assets or liabilities of the Company and Global Services as a whole, (b) the legality or enforceability against Seller of this Agreement or (c) the ability of Seller to perform its obligations and to consummate the transactions under this Agreement, except to the extent that the foregoing result directly or indirectly from (i) changes in general domestic, foreign, or international economic conditions, (ii) changes affecting generally the industries or markets in which the Company or Global Services operates, (iii) acts of war, sabotage or terrorism, military actions or escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in GAAP, or (v) any other action required by this Agreement.

“Material Event” is defined in Section 7.3.

“Minimum” is defined in Section 8.1(c).

“Minor Contracts” shall have the meaning set forth in Section 3.10(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Event” is defined in Section 7.3.

“Non-Competition Agreement” is defined in Section 6.1(c).

“Objection Notice” is defined in Section 2.5(b).

“Objection Period” is defined in Section 2.5(b).

“Options” is defined in Section 5.1(a).

“Per Claim Deductible” is defined in Section 8.1(c).

“Permitted Lien” shall mean (a) Liens for Taxes, assessments or government charges or levies not yet due and payable, (b) Liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like for which reasonable estimated reserves on the Financial Statements have been established, (c) Liens in respect of pledges or deposits under workers’ compensation laws, (d) leasehold interests of lessors or licensors under any leases of real property or equipment or Contracts for licenses and (e) any Liens listed in Section 3.8 of the Disclosure Schedule.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, partnership or other entity or government or Governmental Authority.

“Prohibited Transactions” shall mean a “prohibited transaction” within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall have the meaning set forth in Section 3.8(b).

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code from time to time.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source onto or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or Release of Hazardous Materials.

“Response” is defined in Section 10.5(c).

“Section 338(h)(10) Election” shall mean the election to be made by the Company, Buyer, and Seller under Section 338(h)(10) of the Code with respect to the purchase and sale of the Shares by which all parties agree to treat this purchase and sale transaction for income tax purposes as if Buyer purchased the Company’s assets.

“Seller Damages” shall have the meaning set forth in Section 8.2(b).

“Seller Indemnified Parties” shall mean Seller and its successors, permitted assigns and Affiliates of any one or more of them.

“Shares” shall mean all of the issued and outstanding shares of Class A common stock of the Company as of the Closing.

“Straddle Period” is defined in Section 5.8(c).

“Subsidiary” shall mean any corporation or other entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are, at the time the representation is made, directly or indirectly owned by the Person in question.

“Tax Liabilities” means a Liability for payment of Taxes.

“Tax Return” shall mean all returns, declarations, reports, forms, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

“Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers’ compensation, universal service fund and other telecommunications related taxes, or other taxes imposed by any Governmental Authority, taxes imposed on the Company or Global Services (prior to Closing) pursuant to Treasury Regulation 1.1502-6 or any similar provision of Law as a result of the Company or Global Services having been a member of an affiliated, consolidated or combined group of corporations that includes Seller, and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Transition Services Agreement” is described in Section 6.1(i).

“Web Sites” shall have the meaning set forth in Section 3.18(b).

“WC Methodology” is the methodology to be used for calculating the Estimated Working Capital, the Closing Working Capital and the Purchase Price adjustment described in Section 2.5 hereof, and shall be determined in accordance with GAAP and in a manner consistent with the Company’s historical policies and procedures used in connection with the preparation of the Financial Statements (without giving effect to the consummation of the transactions contemplated by this Agreement), as more fully described on Exhibit A.

“Working Capital” shall mean the positive or negative difference between the Company’s Current Assets and its Current Liabilities.

“Year End Financial Statements” are defined in Section 3.5.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, Annexes, Exhibits and Disclosure Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Annex, Exhibit or Disclosure Schedule and terms defined in any Annex, Exhibit or Disclosure Schedule shall have the same meanings when used in the Agreement or in any other Annex, Exhibit or Disclosure Schedule. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. If any date referenced herein as a day on which any payment or notice required by this Agreement is due falls on a day which is not a Business Day, such payment or notice shall be deemed due on the next Business Day.

ARTICLE II.

PURCHASE AND SALE OF SHARES

Section 2.1 Transfer of Stock. On the Closing Date, in exchange for the Purchase Price and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver all of the Shares to Buyer, free and clear of all Liens. At Closing, Seller shall deliver to Buyer the certificates representing the Shares, duly endorsed or accompanied by duly executed stock powers for transfer to Buyer.

Section 2.2 Purchase Price.

(a) Buyer shall pay Seller a purchase price for the Shares of $41,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.5. At Closing, Buyer shall pay Seller the Purchase Price, less the Escrow Holdback, by wire transfer in immediately available United States funds.

(b) At Closing, $4,100,000 of the Purchase Price shall be withheld from Seller, and Buyer shall deposit that amount with the Escrow Agent, to be held in escrow for a period of one year to secure Seller’s indemnification obligations, if any, to Buyer as set forth in Article VIII (“Escrow Holdback”). The Escrow Holdback shall be held and disbursed as provided under the terms of the Escrow Agreement in the form of Exhibit B (“Escrow Agreement”).

Section 2.3 Repayment of Debt; Cancellation of Intercompany Debt; Cash. At or prior to Closing, Seller shall pay or cause the Company or Global Services to repay all Debt of the Company and Global Services, and shall cause the Company and Global Services to be relieved and released from any Guaranty obligations. To the extent that the cash of the Company and Global Services as it exists immediately prior to Closing is insufficient to pay all such Debt in full, Seller shall do so using Seller’s own funds. At or immediately prior to Closing, all remaining Intercompany Debt, whether or not reflected in the Financial Statements, shall be cancelled without payment, in full and complete satisfaction of such Intercompany Debt. Nothing in this Section 2.3 or elsewhere in this Agreement shall prevent Seller from satisfying any such Intercompany Debt in cash prior to the Closing Date. After repaying all Debt of the Company and of Global Services, Seller shall use its reasonable commercial efforts to assure that the Company and Global Services shall have cash on hand sufficient to pay all outstanding checks, plus approximately $500,000 and the Euro equivalent of $200,000, respectively, as at the Closing.

Section 2.4 Closing. The consummation of the transactions and the delivery of related documents, instruments and agreements provided for in this Agreement (the “Closing”) shall take place at Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on December 31, 2011 or such other date to be specified by the parties after satisfaction or waiver of all of the conditions set forth in Article VI below (the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. Eastern Time on the Closing Date. The delivery of the Shares to Buyer as provided in this Agreement is a condition to Buyer’s obligations under this Agreement, including its obligations to deliver the Purchase Price. Notwithstanding the foregoing, the parties may elect not to be physically present at a Closing session and effect the Closing through the exchange of documents by PDF files attached to e-mail, facsimile or other electronic transmission, with a subsequent delivery and exchange of original, manually signed documents.

Section 2.5 Purchase Price Adjustment.

(a) The Purchase Price is based on the Company and Global Services having an estimated combined working capital at the Closing Date of $4,000,000 (the “Estimated Working Capital”). The Purchase Price shall be increased or decreased in accordance with this Section 2.5, by the amount, on a dollar for dollar basis, by which the Closing Working Capital is more than the Estimated Working Capital (in which case, Buyer shall pay the difference to Seller) or by which the Closing Working Capital is less than the Estimated Working Capital (in which case, Seller shall pay the difference to Buyer).

(b) As promptly as practicable and in any event within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller the consolidated balance sheet of the Company and Global Services as of the Closing (the “Closing Balance Sheet”) prepared in accordance with the WC Methodology, with a calculation of the Working Capital as of the Closing (the “Closing Working Capital”). In connection with Buyer’s preparation of the Closing Balance Sheet and any period related to its final determination, Buyer and Seller shall cooperate with each other to the extent reasonably requested by the other party to prepare and reach a final determination of the Closing Balance Sheet. No later than 30 days after Buyer delivers the Closing Balance Sheet to Seller (the “Objection Period”), Seller shall either accept the Closing Balance Sheet and Buyer’s calculation of Closing Working Capital or provide a notice (the “Objection Notice”) listing those items or amounts that Seller disputes, and Seller’s proposed adjustments. Buyer’s personnel shall cooperate with Seller and permit Seller to have reasonable access to the Company’s and Global Services’ books and records as necessary for Seller to check the Closing Balance Sheet and the Buyer’s preparation and calculation thereof. If Seller does not deliver an Objection Notice within the Objection Period, Seller shall be deemed to have accepted the Closing Balance Sheet for the purposes of determining the Closing Working Capital and any Purchase Price adjustment under Section 2.5. If Seller timely delivers the Objection Notice, (i) Buyer and Seller shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts and (ii) all undisputed items and amounts shall be immediately due and payable to the party entitled to such amounts and shall be paid within five Business Days of the delivery of the Objection Notice. If Buyer and Seller reach a settlement on the disputed items or amounts within the 30 day period, the agreed upon amount shall constitute the Closing Working Capital. If Buyer and Seller are unable within such 30 day period to resolve the disputed items or amounts, the disputed items or amounts shall be referred to the Independent Accounting Firm for resolution. Each of Seller and Buyer shall be permitted to present its position, in writing, to the Independent Accounting Firm (which position shall also be provided to the other party) within five Business Days of its appointment. Buyer and Seller may respond to the other’s initial position within ten Business Days of receipt of same (which response shall also be provided to the other party). Each party may make an oral presentation to the Independent Accounting Firm (in which case, such presenting party shall notify the other party of such presentation, though the other party shall have no right to be present at such presentation) within 30 days of the appointment of the Independent Accounting Firm. The Independent Accounting Firm shall consider the written and oral presentations of the parties and may conduct an independent review to determine and resolve those items and amounts disputed by the parties. The Independent Accounting Firm may accept the position of Seller or Buyer, or may render its own determination of Closing Working Capital, provided, however, the Independent Accounting Firm’s determination must be in an amount that is not more or less than the positions of Seller and Buyer for each item or amount disputed. Within 60 days of its selection, the Independent Accounting Firm shall deliver to Seller and Buyer a written report determining the dispute, and its determinations shall be conclusive and binding upon Buyer and Seller for the purposes of determining the Closing Working Capital. Buyer and Seller shall equally share the fees and disbursements of the Independent Accounting Firm.

(c) Subject to the earlier payment of undisputed amounts as set forth in Section 2.5(b) above, as promptly as practicable and in any event within five Business Days, after the final determination of the Closing Working Capital, if the difference between the actual Closing Working Capital and the Estimated Working Capital is such that an adjustment to the Purchase Price is required under Section 2.5(a), Buyer or Seller shall pay the other the amount due, by wire transfer of immediately available funds to such bank account as shall be designated in writing by the party entitled to the adjustment.

Section 2.6 [RESERVED.]

Section 2.7 Parent Guarantee. Parent hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, all of the obligations of Buyer under this Agreement, including but not limited to Buyer’s obligations to pay the Purchase Price, any adjustment to the Purchase Price and any indemnification obligations of Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Any disclosure or exception to a representation or warranty listed on a Disclosure Schedule shall only qualify the specific section of the particular representation or warranty referenced in such Disclosure Schedule. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement. The Disclosure Schedule shall not vary or change the literal meaning of the representations of Seller in this Agreement, other than creating specific exceptions thereto. Seller represents and warrants to Buyer that as of the date of this Agreement (or such other date as specified below with respect to any particular representation and warranty):

Section 3.1 Organization of the Company and Global Services. Each of the Company and Global Services is a corporation duly organized, validly existing and in good standing under the laws of their respective formation. Except for Global Services, the Company has no Subsidiaries nor any ownership interest in any corporation, limited liability company, joint venture, partnership or other entity. Global Services has no Subsidiaries nor any ownership interest in any corporation, limited liability company, joint venture, partnership or other entity. Each of the Company and Global Services has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and each is duly qualified to do business and is in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification, with each such jurisdiction set forth in Section 3.1 of the Disclosure Schedule, except where the failure to qualify would not lead to a Material Adverse Effect. Seller has delivered to Buyer complete and correct copies of the charter, articles of incorporation, by-laws and all other organizational and governing documents (including any amendments thereto to the date hereof) of the Company and Global Services.

Section 3.2 Authorization, Etc. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Seller has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other proceedings, approvals or other action on the part of the Company or Global Services is necessary to approve and authorize Seller’s execution, delivery and performance of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company or Global Services of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.3 No Approvals or Conflicts.

(a) Seller’s execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in a breach of any provision of the charter, articles of incorporation or by-laws or other similar organizational or governing documents of Seller, the Company or Global Services, (b) except as set forth in Section 3.3 of the Disclosure Schedule, violate, conflict with or result in a breach of any provision of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the termination of, or accelerate or alter in any way the performance required by or result in the creation of or give any party the right to create any Lien on any asset of the Company or Global Services under any note, bond, mortgage, loan agreement, contract, deed of trust, license, franchise, permit, instrument, lease or other agreement to which the Company or Global Services or any of their respective properties may be bound, (c) violate any statute, rule, regulation or other Law applicable to the Company or Global Services or any of its assets or properties, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or other third party in connection with the execution, delivery and performance of this Agreement by Seller or to enable the Company and Global Services to continue to conduct the Business and their respective operations immediately after the Closing in the same manner in which they are presently conducted. Seller’s execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby will not (a) violate any statute, rule, regulation or other Law applicable to Seller or any of its assets or properties, (b) except as set forth in Section 3.3 of the Disclosure Schedule, violate, conflict with or result in a breach of any provision of, or constitute (with or without notice or lapse of time or both) a default that would result in the creation of or give any party the right to create any Lien on any of the Shares under any note, bond, mortgage, loan agreement, contract, deed of trust, license, franchise, permit, instrument, lease or other agreement to which such Seller or any of the Shares may be bound, or (c) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or other third party in connection with Seller’s execution, delivery and performance of this Agreement.

(b) Except as set forth in Section 3.3 of the Disclosure Schedule, none of Seller or any Affiliate (other than the Company or Global Services) of Seller has been involved in any business arrangement or relationship with the Company or Global Services within the past 24 months, and none of any of the foregoing Persons owns any interest in any asset, tangible or intangible, which is used in the Business. Except as set forth on Section 3.3 of the Disclosure Schedule, none of Seller or any Affiliate (other than the Company or Global Services) of Seller has a direct or indirect interest of any nature whatsoever in, or any obligation or commitment with respect to, any person, corporation, joint venture, partnership or other Person which competes with the Business or with a related or similar business of the Company or Global Services.

Section 3.4 Capitalization and Ownership.

(a) The total number of shares of all classes of capital stock that the Company is authorized to issue is 64,500,000, of which (i) 38,500,000 shares are Class A common stock with a par value of $.00005 per share, (ii) 25,000,000 shares are Class B common stock with a par value of $.00005 per share and (iii) 1,000,000 shares are preferred stock with a par value of $.00005 per share. Seller owns all of the Company’s issued and outstanding Shares, which as of the Closing Date consists of 28,301,889 shares of Class A common stock. No shares of Class B common stock and no shares of preferred stock are issued or outstanding. At Closing, the Shares will represent all of the issued and outstanding capital stock of the Company. Seller owns all of the issued and outstanding shares of the Company’s capital stock, including the Shares, free and clear of all Liens, and upon consummation of the transactions contemplated hereby. Buyer will acquire good and valid title to the Shares, free and clear of all Liens. Section 3.4 of the Disclosure Schedule describes all persons who have options or other rights to acquire shares of common stock of the Company. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no options, securities convertible or exchangeable into or any rights of any party to acquire any capital stock of the Company. There are no buy/sell agreements, shareholders’ or partners’ agreements, subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions, proxies, voting trusts or other arrangements relating to the issuance, disposition, acquisition or voting of any such capital stock which will survive the Closing. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company which will survive the Closing.

(b) The share capital of Global Services consists of 1,285,625 Ordinary Shares and 89,375 “E” Ordinary Shares. The Company owns all of the issued and outstanding Ordinary Shares and “E” Ordinary Shares of Global Services, and such shares represent all of the issued and outstanding share capital of Global Services. Global Services does not have any other class of stock or equity securities authorized. Section 3.4 of the Disclosure Schedule describes all persons who have options or other rights to acquire shares of common stock of Global Services. Except as set forth in Section 3.4 of the Disclosure Schedule, there are no options, securities convertible or exchangeable into or any rights of any party to acquire any capital stock of Global Services. There are no buy/sell agreements, shareholders’ or partners’ agreements, subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions, proxies, voting trusts or other arrangements relating to the issuance, disposition, acquisition or voting of any such capital stock which will survive the Closing. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Global Services which will survive the Closing.

Section 3.5 Financial Statements. Seller has delivered to Buyer (i) the unaudited financial statements of the Company and Global Services as of March 31, 2011 (the “Year End Financial Statements”) consisting of the balance sheets of the Company and Global Services at March 31, 2011 and the related statement of income and cash flow statements for the 12 month period then ended, and (ii) the unaudited financial statements of the Company and Global Services as of September 30, 2011, consisting of the balance sheets of the Company and Global Services as of September 30, 2011 and the related statement of income and cash flow for the six month period ended on such date (the “Interim Financial Statements”). The Year End Financial Statements and the Interim Financial Statements (a) are prepared from the books and records of the Company in accordance with GAAP, except that they do not contain footnotes, and fairly and accurately present the financial position of the Company in all material respects and (b) fairly and accurately represent the results of the operations of the Company and Global Services as of and for the periods indicated and therein in all material respects. Any reserves reflected on the Year End Financial Statements and the Interim Financial Statements against assets are reasonable in amounts. There have been no changes in reserves since the date of the Interim Financial Statements other than changes consistent with past practice in amounts that are not material. There is no Intercompany Debt except as set forth on the Financial Statements.

Section 3.6 Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor Global Services has (a) any liability (whether absolute or contingent, whether accrued or unaccrued) in excess of $200,000, except for (i) liabilities set forth in the Interim Financial Statements and (ii) liabilities that have arisen after the most recent Interim Financial Statements in the ordinary course of business (none of which relate to breach of contract, product liability, tort or infringement, litigation or environmental liabilities) or (b) any Liability in excess of $50,000 (i) to pay or otherwise be responsible for any Debt, (ii) which is a Guaranty or (iii) which is a Tax Liability.

Section 3.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.7 of the Disclosure Schedule, since March 31, 2011, the Business and the operations of the Company and Global Services have been conducted only in the ordinary course of business, and, with respect to both the Company and Global Services, there has not been (i) any change in accounting or tax methods, principles or practices, (ii) any sales or disposals of any asset with an original cost of $10,000 or more other than in the ordinary course of business, (iii) the granting of any Lien on any asset, (iv) any entry into any commitment, or agreement which would require any expenditure in excess of $50,000 individually, during the entire term thereof or which would require the performance of services for a period of more than one year from the date thereof other than customer, supplier or maintenance contracts in the ordinary course of business, (v) any purchase, redemption or other acquisition, or the entry into any commitment or agreement to purchase, redeem or otherwise acquire, any outstanding capital stock, (vi) any sale, issuance or other disposition of, or the entry into any commitment, understanding or agreement to sell, issue or otherwise dispose of, any capital stock or any other securities, (vii) other than bonuses and merit increases in the ordinary course of business consistent with past practices, any payment of any bonuses or premiums or increases in the rate or amount of compensation (including commissions) or benefits (including insurance and pension benefits) provided to any employee, agent, officer or director, (viii) any payment or other discharge of any material outstanding indebtedness (excluding Intercompany Debt) other than in the ordinary course of business consistent with past practice, or (ix) any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.7 of the Disclosure Schedule, since September 30, 2011, there has not been (i) any declaration or payment of dividends on any capital stock of Company or any distribution with respect to, or in redemption of any of the Shares, (ii) to the Knowledge of Seller, any damage, destruction or loss (whether or not fully covered by insurance) to any assets of the Company or Global Services in excess of $25,000, (iii)

any lease of personal or real property to or from any Person with respect to which Company or Global Services is a party and which involves payments in excess of $10,000 in a year, (iv) any amendment of the charter of the Company or Global Services, (v) any payment, loan or advance of any amount to, or sale, transfer or lease of any assets of the Company or Global Services to, or execution or modification of any agreement with, officers or directors of the Company or Global Services other than expense reimbursements or salaries or other compensation arrangements in the ordinary course of business consistent with past practice, (vi) any payment, other than in the ordinary course of business of the Company or Global Services consistent with past practice, under any insurance, pension or other benefit Plan to, for or with any officer, employee or agent of Company or Global Services or (vii) any agreement, whether in writing or otherwise, to take any action described in this Section 3.7.

Section 3.8 Property, Assets.

(a) Each of the Company and Global Services has good and marketable title to or lease or other property interest in all the assets used in or necessary for the conduct of the Business, free and clear of all Liens except as listed in Section 3.8 of the Disclosure Schedule.

(b) Each of the Company and Global Services owns, or otherwise has a valid lease or other property interest providing sufficient and appropriate legally enforceable rights to use, all of the telecommunications bridge equipment and the Intellectual Property used in or necessary for the conduct of the Business. Except as set forth on Section 3.8 of the Disclosure Schedule, such assets are in usable and appropriate operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry and, to the Knowledge of Seller, with no material maintenance obligations outstanding on the equipment, machinery and structure, and are suitable for their present uses. In the case of Bridge Equipment, Section 3.8 of the Disclosure Schedule sets forth (i) each item’s location, (ii) the Bridge Equipment hardware description, (iii) significant operating system software description and version of same and (iv) whether such Bridge Equipment and software is covered by an effective maintenance Contract, and if so, the status (including expiration date) of such Contract. All such Bridge Equipment uses operating systems and other software appropriate to operate the Business as currently conducted, and employs usable versions of such software. The assets and properties owned or leased by the Company and Global Services, including the Intellectual Property, are sufficient to operate the Business as conducted in accordance with past practice.

(c) Neither the Company nor Global Services owns any real property or ownership interest therein. Section 3.8 of the Disclosure Schedule contains a list of all real property leased or subleased by the Company or Global Services (collectively, “Real Property”). With respect to each lease for Real Property, the Company or Global Services, as the case may be, has a valid leasehold interest, free and clear of all Liens except for defects in title or Liens which do not and will not interfere with the use of such Real Property as presently used, or otherwise materially impair business operations at such properties, or materially detract from the value of such Real Property as presently used. Each such lease is legal, valid and binding on and enforceable against the parties thereto and is in full force and effect. The consummation of the transactions contemplated herein in and of themselves will not cause any lease to terminate or to require a consent of any party thereto to the transactions contemplated herein, subject to obtaining any required consent. The Company has delivered to Buyer true, correct and complete copies of all leases for Real Property, as such leases have been amended to date.

(d) Except as set forth on Section 3.8 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements from the Company or Global Services granting to any Person (other than Company or Global Services) the right of use or occupancy of any portion of the Real Property. Except as set forth on Section 3.8 of the Disclosure Schedule, to the Knowledge of Seller, (i) there are no pending or threatened, condemnation proceedings, lawsuits or administrative actions relating to the Real Property, (ii) there are no parties (other than the Company or Global Services) in possession of any portion of the Real Property and (iii) each such parcel of Real Property abuts on or has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel, and access to such parcel is provided by paved, public right-of-way with adequate curb cuts available. All facilities located on any parcel of the Real Property are supplied with utilities and other services necessary for operating the Business as currently conducted. Neither the Company nor Global Services is a party to any agreement or option to purchase any real property or interest therein.

(e) Except as set forth on Section 3.8 of the Disclosure Schedule, with respect to the leased Real Property, to the Knowledge of Seller, there is no condition existing at same as of the Closing which requires the Company or Global Services to undertake or complete restoration or repairs with respect to any alteration which the Company or Global Services performed at such Real Property, or any repair or maintenance obligation which relates to the condition in which the Company or Global Services is required to deliver such Real Property at termination of the lease for such Real Property.

(f) The Company or Global Services has not received written notice of any violation by the Company or Global Services of any instrument of record or agreement affecting such parcel. Seller has no Knowledge of any violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over any Real Property affecting such parcel or the use or occupancy of such parcel. No damage or destruction has occurred with respect to any Real Property that would individually or in the aggregate have a Material Adverse Effect on the Business.

(g) Section 3.8 of the Disclosure Schedule sets forth a complete and accurate list of all furniture, equipment, motor vehicles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company or Global Services, excepting those which have a net book value of less than $10,000 per item (the “Minor Assets”). Except as set forth in Section 3.8 of the Disclosure Schedule, no personal property is held under any lease, security agreement, conditional sales contract, or other retention or security arrangement or subject to any Liens, or is located other than in the possession of the Company, Global Services or any of their customers.

Section 3.9 Tax Matters.

(a) Each of the Company and Global Services has timely filed or caused to be filed, or placed on valid extension with the appropriate Governmental Authority, all Tax Returns required to be filed with respect to or attributable to the Company or Global Services, and each such Tax Return is true, complete and correct in all material respects. All Taxes shown to be due on such Tax Returns, all Taxes required to be paid and all Taxes required to be withheld have been timely paid or, if applicable, withheld and paid to the appropriate Governmental Authority. There are (i) no deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to the Company or Global Services, (ii) no ongoing audits or examinations of any of the Tax Returns relating to or attributable to the Company or Global Services and (iii) neither the Company nor Seller has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to or attributable to the Company. There are no Liens for Taxes on any of the assets of the Company or Global Services.

(b) Except as set forth in Section 3.9 of the Disclosure Schedule, none of Seller, the Company or Global Services (i) is a party to any tax allocation or sharing agreement or (ii) has liability for the Taxes of any person under Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could properly be treated as a partnership for U.S. federal income tax purposes for any taxable period for which the statute of limitations for any Tax on the income therefrom has not expired. None of Seller, the Company or Global Services is or has been a party to any ‘reportable transaction,’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b)

(c) Neither the Company nor Global Services has Tax Liabilities (whether due or to become due) except for Tax Liabilities (i) reflected on the Interim Financial Statements or (ii) that have arisen after the date of the Year End Financial Statements, in the ordinary course of business and in a manner and at a level consistent with prior periods, for which adequate reserves have been made.

(d) Each of the Company and Global Services has complied with applicable Law relating to the collection, withholding and payment of Taxes and has paid over to the proper Governmental Authority all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to (i) employees, agents, independent contractors, creditors, members, stockholders, partners or other third parties, (ii) nonresidents and (iii) sales, use or universal service Taxes.

(e) Section 3.9 of the Disclosure Schedule sets forth a list of each jurisdiction in which the Company or Global Services files Tax Returns. Except as set forth in Section 3.9 of the Disclosure Schedule, neither the Company nor Global Services has had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly paid. No claim has been made by a Governmental Authority in a jurisdiction where the Company or Global Services does not file Tax Returns and pay Taxes that the Company or Global Services is or may be subject to any Tax Return filing requirements or subject to taxation by that jurisdiction.

(f) Seller has made available to Buyer true, correct and complete copies of all material Tax Returns filed by, or with respect to the income, operations or property of the Company or Global Services for all taxable periods for the past five years, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller or the Company with respect to such taxable periods.

(g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law).

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any, (i) intercompany transaction or excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election under Section 108(i) of the Code or (v) change in method of accounting for a taxable period ending on or prior to the Closing Date, and no Governmental Authority has proposed any adjustment pursuant to Section 481(a) (or any similar provision of state, local or foreign Tax law) or change in accounting method.

(i) All related party transactions conducted between Seller and its Affiliates, including without limitation any entity directly or indirectly controlled by Seller (other than the Company or Global Services), on the one hand, and the Company or Global Services, on the other hand, have been on an arms’ length basis in accordance with Section 482 of the Code.

Section 3.10 Contracts.

(a) Except as set forth on Section 3.10 of the Disclosure Schedule, neither the Company nor Global Services is a party to any oral or written (i) employment, consulting or agency agreement (other than customer, supplier and maintenance agreements) or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar Contract, (ii) Contract, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money or the guaranty of any obligation for the borrowing of money, or (iii) Contract which (1) is not terminable on six or fewer months’ notice without cost or penalty, or (2) involves an obligation or other commitment of more than $25,000 over its term. Those Contracts which are not disclosed because they do not meet either of the limits described in Section 3.10(a)(iii) and are entered into in connection with the Business in the ordinary course of business are referred to herein as “Minor Contracts”. Notwithstanding the preceding sentence, to the extent that any group of related Minor Contracts between the Company or Global Services (as the case may be) and the same third party in the aggregate involve obligations of more than $25,000 over their term, those Minor Contracts are not deemed to be Minor Contracts, are listed in Section 3.10 of the Disclosure Schedule and are included in the defined term “Contracts” for purposes of this Agreement; provided however, that for purposes of Section 3.10(a)(iii), the term “Contract” does not include any customer, supplier or maintenance agreements entered into in the ordinary course of business regardless of whether or not it is terminable on six or few months’ notice and whether or not it involves an obligation or commitment (individually or in the aggregate) of more than $25,000 over its term. To the extent in writing, Seller has delivered complete and correct copies of all Contracts listed on Section 3.10 of the Disclosure Schedule to Buyer. Section 3.10 of the Disclosure Schedule separately lists each Contract which contains (i) provisions requiring consent of the other party thereto or providing for any termination or material modifications of a Contract as a result of the transactions contemplated hereby, (ii) minimum purchase commitments or similar obligations on the part of the Company or Global Services in excess of $25,000 setting forth such minimums and the period of time during which such minimum purchase or commitment must be made, (iii) service level agreements or other performance obligations or commitments for the top 150 customers of the Company and top 25 customers of Global Services, as listed on Section 3.23 of the Disclosure Schedule, (iv) any “most favored nation” or similar pricing protections that are provided by the Company or Global Services in favor of the top 150 customers of the Company and top 25 customers of Global Services, as listed on Section 3.23 of the Disclosure Schedule, or (v) with respect to Contracts involving the top 150 customers of the Company and top 25 customers of Global Services, provisions for non-competition, territory restrictions or territorial exclusivity that restrict the Company or Global Services.

(b) Except as set forth on Section 3.10 of the Disclosure Schedule, with respect to each Contract which is not a Minor Contract, (i) such Contract is a legal, valid and binding of the Company or Global Services and, to the Knowledge of Seller, the other party thereto, and is enforceable against and in full force and effect with respect to the Company or Global Services and, to the Knowledge of Seller, the other party thereto, (ii) the consummation of the transactions contemplated hereby, in and of themselves, shall not cause such Contract to fail to comply with clause (i) as of the Closing Date, (iii) the Company or Global Services (as appropriate) is not in breach or default under such Contract and, to the Knowledge of Seller, no other party is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such Contract, except where such breach or default would not have a Material Adverse Effect and (iv) to the Knowledge of Seller, no party has repudiated any provision of thereof. With respect to supplier or reseller Contracts to which the Company or Global Services is a party, (i) the Company or Global Services has entered into any necessary end-user license arrangements with its respective customers as required under the Contracts with any such supplier or reseller and (ii) the Company or Global Services has obtained any required consents to permit the customers of the Company or Global Services, including those customers who are second-tier resellers, to resell services under such Contracts in material compliance with the applicable end user license terms of the applicable supplier or reseller Contract.

Section 3.11 Notes and Accounts Receivable. All accounts receivable reflected on the Financial Statements or created after the date of the Financial Statements arose from valid transactions in the ordinary course of business. All notes and accounts receivable of the Company and Global Services are reflected properly on its books and records, are valid and, as of the Closing Date and to the Knowledge of Seller, are not subject to claimed setoffs and are current and collectible in accordance with their terms at their recorded amounts, subject to any reserves for bad debts reflected in the Financial Statements or in credit memos. Section 3.11 of the Disclosure Schedule sets forth all notes and accounts receivable involving the Company or Global Services, on the one hand, and directors and officers of the Company or Global Services, on the other hand (including those that will be repaid or offset prior to Closing), and all credit memos in excess of $10,000 outstanding as of November 30, 2011. All receivables of the Company reflected on the Financial Statements or created after the date of the Financial Statements arose from valid transactions in the ordinary course of business.

Section 3.12 Insurance. Each of the Company and Global Services has in full force and effect as of the Closing Date such insurance policies as are customary in the Seller’s industry (including policies providing property, casualty, employment practices, liability and workers’ compensation coverage and bond and surety arrangements) including coverage, deductibles and ceilings that are reasonable and customary in the industry. Section 3.12 of the Disclosure Schedule sets forth each material insurance policy (including policies providing property, casualty, errors and omissions, employment practices, liability and workers’ compensation coverage and bond and surety arrangements) to which a the Company or Global Services is a party, a named insured or otherwise the beneficiary of coverage.

With respect to each such insurance policy, (i) the policy is legal, valid, binding, enforceable and in full force and effect and shall remain in effect through Closing, (ii) the consummation of the transactions contemplated by this Agreement, in and of themselves, shall not cause such policy to fail to comply with clause (i) as of the Closing Date and (iii) the Company or Global Services (as appropriate) is not and, to the Knowledge of Seller, no other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy, except where such breach or default would not have a Material Adverse Effect. During the entire five-year period prior to the Closing Date, the Company and Global Services have maintained uninterrupted “claims made” errors and omissions (E&O) insurance in full force and effect. Section 3.12 of the Disclosure Schedule contains a list of all claims known to Seller as of the date of this Agreement filed by or on behalf of Company or Global Services (as appropriate) under any insurance policies for insured losses which are pending and have not been disposed of as of the date indicated. There are no pending claims under any insurance policies as to which any insurer is defending under reservation of rights or has denied liability and, to the Knowledge of Seller, there exists no claim under any such insurance policy that has not been properly filed by the Company or Global Services (as appropriate).

Section 3.13 Bank Accounts. Section 3.13 of the Disclosure lists the name of each bank or institution in which the Company or Global Services has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto, the account numbers of all bank accounts, and the names of all persons, if any, holding powers of attorney for the Company or Global Services. Section 3.13 of the Disclosure Schedule also lists any credit card accounts of the Company and Global Services and the names of employees of the Company and Global Services to whom credit cards have been issued.

Section 3.14 Employee Benefits.

(a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. Except as set forth in Section 3.14 of the Disclosure Schedule, with respect to all current and former employees, officers and directors of the Company or Global Services who perform or performed functions in connection with the Business and all dependents and beneficiaries of such current and former employees, officers and directors neither the Company nor Global Services maintains or contributes to any (i) nonqualified deferred compensation or retirement plans, contracts or arrangements, (ii) any qualified defined contribution plans (as defined in Section 3(34) of ERISA, Section 414(i) of the Code or such other applicable Laws), (iii) any qualified defined benefit plans (as defined in Section 3(35) of ERISA, Section 414(j) of the Code or such other applicable Laws) or (iv) Employee Welfare Benefit Plans. Seller has delivered or made available to Buyer complete copies of each Employee Benefit Plan.

(b) Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor Global Services maintains or is proposing to introduce any severance plan for or has any severance agreement with any employee, officer or director of the Company or Global Services, nor is there any agreed procedure for termination or redundancy selection. Section 3.14 of the Disclosure Schedule identifies each employee, officer or director of the Company or Global Services who participates in each severance plan maintained by the Company or Global Services, the accrued and vested benefits due each such participant as of the date hereof and any amounts that may be due and payable as a result of the transactions contemplated hereby.

(c) To the extent required (either as a matter of Law or to obtain the intended tax treatment and tax benefits), all Employee Benefit Plans comply in all material respects with the requirements of (x) ERISA, (y) the Code and (z) all other applicable Law. With respect to the Employee Benefit Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year and all premiums due to the PBGC in past fiscal years have been paid or accrued, and (ii) there have been no Prohibited Transactions. Except as set forth on Section 3.14 of the Disclosure Schedule, Seller has delivered to Buyer a favorable determination letter with respect to all tax qualified retirement plans of the Company. Each Employee Benefit Plan complies with the requirements of Code §409A and any Internal Revenue Service guidance issued thereunder, both as to form and operation, and no amounts under any such Plan are or have been subject to the interest and additional tax provisions set forth under Code §409A(a)(1)(B). None of Seller, the Company or Global Services has any actual or potential obligation to reimburse or otherwise ‘gross-up’ any Person for the interest or additional tax set forth under Code §409A(a)(1)(B). Seller, the Company and Global Services have complied in all material respects with all information reporting obligations imposed on them under the Code and all other applicable Law with respect to the maintenance and operation of their respective Employee Benefit Plans.

(d) The Company does not contribute to any Multiemployer Plan. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under any Employee Benefit Plans whether or not subject to ERISA) set forth on Section 3.14 of the Disclosure Schedule or (ii) health care continuation benefits described in Section 4980B of the Code. The Company has complied in all material respects with the requirements of Section 4980B of the Code.

(e) To the Knowledge of Seller, neither the Company nor any of its directors, officers or employees has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Employee Benefit Plans which would subject the Company, Buyer or any of their respective directors, officers or employees to any liability under ERISA or any applicable Law that would have a Material Adverse Effect.

(f) The Company has not incurred any liability for any tax or civil penalty or any disqualification of any Employee Benefit Plan imposed by Sections 4980B or 4975 of the Code or Parts 6 and 7 of Title I or Section 502(i) of ERISA.

(g) Except as set forth in Section 3.14 to the Disclosure Schedule, the execution of and performance of the transactions contemplated in this Agreement shall not result in any payment by the Company or Global Services (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company or Global Services.

(h) To the extent that any employees, officers or directors of or consultants to the Company or Global Services participate in any Employee Benefit Plan of Seller, Seller will permit such participant to continue or terminate participation in such plan in accordance with its applicable terms and conditions.

Section 3.15 Environmental Compliance.

(a) The Company and Global Services each are in compliance with all Environmental Laws in all material respects.

(b) To the Knowledge of Seller, neither the Company nor Global Services has any liability, contingent or absolute, under any Environmental Law and neither the Company nor Global Services is responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no pending or, to the Knowledge of Seller, threatened Environmental Claims, and none of the Company, Global Services, or any officer, director or stockholder thereof has directly or indirectly received any notice of or other communication regarding any Environmental Claim from any Governmental Authority or any other Person or knows or suspects any fact which might reasonably form the basis for any such Environmental Claim.

(c) The Company and Global Services do not have and are not required to have any Environmental Permits necessary to operate the Business as currently operated.

(d) Except to the extent necessary in the usual and customary course of its Business, no Real Property is used by the Company or Global Services for the management, handling, manufacture, treatment, storage, generation or refining of Hazardous Materials, or for the dumping or disposal of Hazardous Materials (whether legal or illegal). To the Knowledge of

Seller, there has been no Release of Hazardous Materials by the Company or Global Services at, on, under, or from any Real Property, such that the Company or Global Services is or could be liable for Remediation with respect to such Hazardous Materials.

(e) Seller has furnished to Buyer copies of all environmental assessments, reports, audits and other documents (if any) in its possession or under its control that relate to compliance with Environmental Laws as related to Real Property.

(f) No Lien in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property. Neither the Environmental Protection Agency nor any other Governmental Authority has formally identified the Company as a “potentially responsible party” or notified the Company that it may in the future formally identify the Company as a “potentially responsible party” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) or any other similar Environmental Law. Neither the Environmental Protection Agency nor any other Governmental Authority has notified the Company that it has responsibility for or liability with respect to (i) underground storage tanks, (ii) friable asbestos-containing materials, (iii) materials or equipment containing confirmed polychlorinated biphenylsm, or (iv) public landfills. Neither the Company nor Seller has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

Section 3.16 Litigation. All Litigation (including any escrow disbursement orders or liens) pending, or, to the Knowledge of Seller, threatened is set forth on Section 3.16 to the Disclosure Schedule. Section 3.16 to the Disclosure Schedule describes any such Litigation which (i) has been submitted under the insurance policies referenced in Section 3.12 hereof and (ii) if adversely determined, would not be reasonably expected to result in damages or an award in excess of $100,000. Except as set forth in Section 3.16 to the Disclosure Schedule, there are no unsatisfied judgments against the Company.

Section 3.17 Legal Compliance. Except as set forth on Section 3.17 of the Disclosure Schedule, each of the Company and Global Services is in material compliance with all Laws applicable to it and the Business. Since January 1, 2009, neither the Company nor Global Services has received any notice of any violation of any applicable Law. Each of the Company and Global Services holds all licenses, permits and other authorizations of any Governmental Authority necessary and material to the conduct of the Business, and a list of all such licenses, permits and other authorizations is set forth on Section 3.17 of the Disclosure Schedule. Such licenses, permits and other authorizations are valid and in full force and effect, and there are no (a) Litigation or proceedings of any nature pending or, to the Knowledge of Seller, threatened or (b) investigations of any nature before any Governmental Authority pending or, to the Knowledge of Seller, threatened that could result in the termination, impairment or non-renewal thereof. As of the Closing Date, the Company is in compliance with applicable Payment Card Industry Data Security Standards with respect to the acceptance, storage and transmission of customer credit and debit card and account data, and Global Services is undertaking efforts to be in applicable compliance with same.

Section 3.18 Intellectual Property.

(a) The Intellectual Property described in Section 3.18 of the Disclosure Schedule sets forth all of the names under which the Company or Global Services currently does business or has done business at any time during the past five years, all registered Intellectual Property owned by the Company or Global Services or licensed to the Company or Global Services. The Company or Global Services owns and possesses, free and clear of any Liens all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license set forth in Section 3.18 of the Disclosure Schedule, all Intellectual Property. Seller has no ownership right or interest or other Claim to or in respect of Intellectual Property. To the Knowledge of Seller, each item of Intellectual Property is valid and subsisting, in full force and effect, and has not been canceled, expired or abandoned except in the normal course of business. Except as set forth in Section 3.18 of the Disclosure Schedule, no Claims have been asserted against Seller, Global Services or the Company, and no Claims are pending, or to the Knowledge of Seller threatened, by any Person regarding the use, validity, ownership, enforceability or registerability of any of the Intellectual Property, and to the Knowledge of Seller, there exists no basis for such Claim. To the Knowledge of Seller, the conduct of the Business, including the use of the Intellectual Property, does not infringe, misappropriate or otherwise conflict with, the rights of any other Person, and no Person has infringed, misappropriated or otherwise conflicted with any of the Intellectual Property. Section 3.18 of the Disclosure Schedule sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property whether the Company or Global Services is the licensee or licensor thereunder, except for any licenses contained in customer, supplier and maintenance agreements entered into in the ordinary course of business (each a “License” and, collectively, the “Licenses”). To the Knowledge of Seller, the Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any Licenses. Seller knows of no reason why each License will not continue to be valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement. With respect to Licenses where the Company or Global Services is a licensee, the actual use of such License by the Company or Global Services is in compliance in all material respects with the terms thereof. Neither the Company nor Global Services is in material breach or default of any such License such that the other party thereto would have the right to terminate such License or change or modify its terms. No use of such License by the Company or Global Services and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit the licensor to terminate or modify such License. To the Knowledge of Seller, the Intellectual Property does not infringe upon the rights owned or controlled by any third party and no third party is infringing upon any of the Intellectual Property. The Intellectual Property constitutes all intellectual property that the Company or Global Services uses in, or deems material for, the conduct of the Business.

(b) Section 3.18 of the Disclosure Schedule sets forth an accurate and complete list of all Web sites, by URL (the “Web Sites”), used by the Company or Global Services. Following the Closing Date, Seller will no longer market the Business and will alter and revise its own website to remove all references to the Business or the ongoing operations of the Company or Global Services; provided that the parties acknowledge that Seller’s website may refer to financial implications and historical facts relating to its former ownership of the Company or Global Services or the fact that each is a former subsidiary of Seller.

Section 3.19 Labor Matters.

(a) Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all material written personnel policies, rules or procedures applicable to employees of the Company or Global Services, and complete copies of such written policies, rules or procedures have been delivered or made available to Buyer. Except as set forth on Section 3.19 of the Disclosure Schedule, since March 31, 2011, neither the Company nor Global Services have made, or agreed to make, any material alterations to the terms of employment, policies, rules or procedures that are referenced in the previous sentence (including the provision of benefits) applicable to any of their employees, officers or directors. Except as set forth on Section 3.19 of the Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting the Company or Global Services and during the past five years there has not been any such action, (ii) neither the Company nor Global Services is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to its employees and none of the foregoing is currently being negotiated, (iii) none of the employees of the Company or Global Services is represented by any labor organization and Seller has no Knowledge of any union organizing activities among, or any representation question respecting, the employees of the Company or Global Services within the past five years, (iv) each of the Company and Global Services has at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Laws, (v) there is no unfair labor practice charge or complaint against the Company or Global Services pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (vii) to the Knowledge of Seller, no charges with respect to or relating to the Company or Global Services are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices in any applicable jurisdiction, (viii) neither the Company nor Global Services has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or Global Services and no such investigation is in progress, (ix) to the Knowledge of Seller, no contractor or other worker providing services to the Company or Global Services qualifies as a “commercial agent” as defined in the Council Directive 86/653/EEC of 18 December 1986 on the coordination of the laws of the Member States relating to self-employed commercial agents or such applicable local implementing Law, and (x) except as disclosed on Section 3.16 of the Disclosure Schedule, there are no allegations, formal or internal complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee, officer or director of the Company or Global Services, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct or sexual harassment in connection with the employment relationship.

(b) Section 3.19 of the Disclosure Schedule lists the employees, officers and directors of the Company and Global Services, as well as any individuals with consultancy agreements with the Company or Global Services. Except as disclosed on Section 3.19 of the Disclosure Schedule, (i) no employees of the Company or Global Services have written contracts of employment, (ii) there are no agreements with employees, officers or directors of or consultants to the Company or Global Services which are not terminable on 30 days notice or less, and (iii) the U.S. based employees of the Company who do not have written employment Contracts may be terminated at will. Section 3.19 of the Disclosure Schedule includes the standard forms of non-competition and/or non-solicitation agreements used by the Company or Global Services for its respective employees, officers and directors, and Section 3.19 of the Disclosure Schedule lists all personnel of the Company and Global Services who have executed such agreements.

(c) The execution of, and the consummation of the transactions contemplated in, this Agreement shall not entitle any employee, officer or director of the Company or Global Services to terminate their employment or receive any payment or other benefit, except as set forth in Section 3.19 of the Disclosure Schedule.

Section 3.20 Corporate Records. The minute books of the Company and Global Services contain accurate records of the actions taken by its respective shareholders and board of directors at all times when minutes of the meetings were taken or records of actions kept. Seller has made complete and accurate copies of all such minute books available to Buyer. All officers and directors of the Company and Global Services have been properly elected.

Section 3.21 Unlawful Payments. Neither the Company nor Global Services has used any funds for unlawful contributions or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to government officials or employees from corporate funds, established or maintained any unlawful or unrecorded fund or corporate moneys or other assets, or made any false or fictitious entries on the books or records of the Company or Global Services, made any bribe, payoff, kickback or other unlawful payment.

Section 3.22 Management and Certain Employees. All of the officers and directors of the Company and Global Services are set forth on Section 3.22 to the Disclosure Schedule. Section 3.22 also sets forth the names of all employees whose compensation (including salaries, bonuses, overrides and commissions) for the current fiscal year (at their present or presently anticipated rates, excluding bonuses and commissions) exceeded or will exceed $100,000, together with a statement of the full amount paid or payable to such persons.

Section 3.23 Suppliers and Customers. No material supplier, reseller or service provider to the Company or Global Services has given notice that it intends to discontinue or reduce significantly its business, whether as a result of this Agreement or otherwise. To the Knowledge of Seller, the relationships of the Company and Global Services with the suppliers, resellers or service providers to and customers of the Business are satisfactory commercial relationships and there are no material disputes with any of such suppliers, resellers or customers. Section 3.23 of the Disclosure Schedule contains a complete and accurate list of (i) the top 150 customers of the Company and (ii) the top 25 customers of Global Services, showing the total sales to each such customer during the 12 month period ended September 30, 2011. Section 3.23 of the Disclosure Schedule identifies those customers who have written Contracts with the Company or Global Services in excess of $100,000 annually. As of November 30, 2011, except as set forth on Section 3.23 of the Disclosure Schedule, there are no credits, rebates, free service offers or other incentives or benefits in excess of $10,000 which are due, available to or usable by a customer as of the Closing Date or within the 12 month period following the Closing Date. Except as noted on Section 3.23 of the Disclosure Schedule and except with respect to customers who are not current customers of the Company or Global Services, to the Knowledge of Seller, no customer has notified the Company or Global Services in writing of its intent to cease or materially diminish its purchasing from the Business during the next 12 months.

Section 3.24 Accounts Payable. Except as set forth in Section 3.24 to the Disclosure Schedule, since the date of the Financial Statements, each of the Company and Global Services has satisfied, paid and discharged all of its current accounts payable and other current liabilities in the usual and customary course of its Business. Except as set forth on Section 3.24 of the Disclosure Schedule, there is no actual dispute in excess of $25,000 with respect to any account payable.

Section 3.25 Business Records. The business and accounting records of the Company and Global Services (a) are accurate and complete in all material respects, (b) reflect all material discounts, returns and allowances granted by the Company with respect to the periods covered thereby, (c) have been maintained in the ordinary course of business in accordance with customary business practices in the Company’s industry and (d) form the basis for the Financial Statements. Such business and accounting records are adequate for the preparation of financial statements in accordance with GAAP.

Section 3.26 Investment Company Act, Etc. The Company is not (a) an “investment company” and is not “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “Holdings company” as defined in, or subject to regulation under, the Public Utility Holdings Company Act of 1935, as amended, or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 3.27 Full Disclosure. No representation or warranty of Seller hereunder or information supplied by Seller or the Company to Buyer in connection herewith (including information supplied in the Disclosure Schedule) is false or misleading with respect to any material fact, and Seller has not omitted to state any material fact required to be stated herein or therein necessary to make the statements herein and therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business requires such qualification. Buyer has the corporate power and authority to own, lease and operate its properties and assets and to acquire the Shares and to carry on its business as now being conducted.

Section 4.2 Authorization, Etc. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. Buyer has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution, delivery and performance by Buyer of this Agreement and the documents and instruments contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.3 No Approvals or Conflicts. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Buyer, (b) violate, conflict with or result in a breach of any provision of, or constitute (with or without notice or lapse of time or both) a default under, or result in the termination of, or accelerate or alter in any material way the performance required by or result in the creation of or give any party the right to create any Lien on any of the assets or properties of Buyer under, any note, bond, mortgage, loan agreement, deed of trust, license, franchise, permit or other instrument, agreement or contract to which Buyer or any of its properties may be bound, (c) violate any statute, rule, regulation or other law applicable to Buyer or any of its assets or properties or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or other third party in connection with the execution, delivery and performance of this Agreement by Buyer or to enable Buyer to conduct the Business and the Company’s operations immediately after the Closing in the same manner in which they are presently conducted.

Section 4.4 Legal Compliance. Buyer is in material compliance with all Laws applicable to Buyer, and Buyer has not received any notice of any violation of any applicable Law. Buyer holds all licenses, permits and other authorizations of any Governmental Authority necessary and material to the conduct of its business as now being conducted or to continue such Business.

Section 4.5 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or the Company could become liable.

ARTICLE V.

COVENANTS OF THE PARTIES

Section 5.1 Termination of Company Equity Plans; Employment Contracts; Company Employee Bonuses.

(a) With respect to each option, warrant, right or phantom stock outstanding immediately prior to the Closing (collectively, the “Options”) and any other plan or program of the Company or Global Services respecting their respective equity securities (collectively, the “Company Equity Plans”), Seller shall, or shall cause the Company and Global Services to, in connection with the Closing (i) cash out (in the case of Options that are in-the-money) or terminate (in the case of Options that are not in-the-money) any Options outstanding at or immediately prior to the Closing, in accordance with the terms of the Company Equity Plans and any Option agreements or other award agreements related thereto, and (ii) terminate each Company Equity Plan and give any required notice of the termination of such plan to all interested parties, all at the expense of Seller. Seller shall be solely responsible at its sole expense for actions in clauses (i) and (ii) above in a manner that does not and will not require Buyer, the Company or Global Services to incur any cost or expense or issue any common stock or other securities to such Company Equity Plan participants. To the extent that the obligations in this Section 5.1(a) are in fact paid by the Company or Global Services (e.g., through payroll or otherwise), Seller shall promptly reimburse the Company or Global Services (as the case may be) for all such amounts; provided that, (1) if the payments are made by the Company or Global Services prior to the Closing, the Company or Global Services (as the case may be) shall be entitled to deduct for Tax purposes and (2) if the payments are made by the Company or Global Services at or after the Closing and reimbursed by Seller, the Seller shall be entitled to deduct for Tax purposes. Buyer, the Company, Global Services and Seller shall cooperate with each other with respect to any Tax filings related to such payments. Seller shall indemnify and hold Buyer (and, after the Closing, the Company and Global Services) harmless against any and all liabilities, costs or expenses relating to each Company Equity Plan, Option and the termination or settlement thereof. For purposes of Treas. Reg. Section 1.1502-76(b)(1)(ii)(B), neither Buyer, Seller, the Company nor Global Services shall treat any payment or obligation to make a payment pursuant to this Section 5.1(a) as being allocable to the portion of the day after the sale of the Shares from Seller to Buyer.

(b) Seller shall be solely responsible for and at its own expense shall pay, or shall cause the Company to pay, (i) all amounts and obligations due to Timothy Reedy and Gregory Doerr arising out of or in connection with his offer letter or any outstanding Options, respectively, and the termination of their employment with the Company, including their respective Bonuses, and (ii) all other amounts, if any, arising out of or in connection with their employment with the Company and the termination of such employment. To the extent that the obligations in this Section 5.1(b) are in fact paid by the Company (e.g., through payroll or otherwise), Seller shall promptly reimburse the Company for all such amounts; provided that, (1) if the payments are made by the Company prior to the Closing, the Company shall be entitled to deduct for Tax purposes and (2) if the payments are made by the Company at or after the Closing and reimbursed by Seller, the Seller shall be entitled to deduct for Tax purposes. Buyer, the Company, Global Services and Seller shall cooperate with each other with respect to any Tax filings related to such payments. For purposes of Treas. Reg. Section 1.1502-76(b)(1)(ii)(B), neither Buyer, Seller, Company nor Global Services shall treat any payment or obligation to make a payment pursuant to this Section 5.1(b) as being allocable to the portion of the day after the sale of the Shares from Seller to Buyer.

(c)    (i) Section 5.1 of the Disclosure Schedule sets forth the bonuses (the “Bonuses”) payable pursuant to any bonus plan of the Company or Global Services that, as of the Closing Date, are or would be payable to any person that is or was an employee of the Company or Global Services immediately prior to the Closing (the “Company Employees”). Subject to any applicable Law which may provide for greater benefits, Buyer shall pay the Bonuses as set forth on Section 5.1 of the Disclosure Schedule to the Company Employees on or prior to May 15, 2012; provided however, that (A) if Buyer or its Affiliates actually or constructively terminate a Company Employee’s employment (other than for misconduct or cause) on or prior to the date such Bonuses are actually paid, Buyer promptly thereafter shall pay, or cause the Company or Global Services to pay, such employee (in addition to any other amounts otherwise payable to such employee) the amount of the earned Bonus and (B) in the event a Company Employee’s salary is reduced on or prior to the date such Bonuses are actually paid and such Company Employee terminates his or her employment, promptly thereafter Buyer shall pay, or cause the Company or Global Services to pay, such employee at least the Bonus amount as shown on Section 5.1 of the Disclosure Schedule. The payments in clauses (A) and (B) shall be conditional upon the Company Employee signing a release and waiver in respect of all applicable Claims to such Bonuses. The parties agree that the amounts set forth on Section 5.1 of the Disclosure Schedule may be supplemented or amended after the Closing with a different amount as long as the total amount of Bonuses on the supplemented or amended schedule (excluding those Bonuses owed or paid to persons who will not continue as employees of the Company and will become employed by Seller at Closing) ties to the amount expressly listed for accrued Bonuses in the Closing Balance Sheet. Promptly after May 15, 2012, the Company will remit to Seller a cash amount equal to the amount of the Bonuses listed on Section 5.1 of the Disclosure Schedule less the amount actually paid to Company Employees as a bonus on or before May 15, 2012.

(ii) Subject to Section 5.1(b) and any applicable Law which may provide for greater benefits, for a period of one year after Closing, Buyer shall provide, or shall cause the Company or Global Services to provide, each Company Employee who is terminated within one year following the Closing Date with severance benefits according to Buyer’s current policies and practices that are at least equal to the severance or similar benefits that are available to Buyer’s comparable employees.

Section 5.2 Further Assurances; Access to Properties and Information. Each of the parties hereto agrees to execute and deliver any and all reasonable further agreements, documents or instruments necessary or convenient to effectuate this Agreement and complete the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the parties to this Agreement or as to which any party intends to seek indemnity under any of the terms of this Agreement. Additionally, Seller shall from time to time furnish, or cause to be furnished, to Buyer, at the Buyer’s cost, such financial, tax and operating data and other available information with respect to the Company and Global Services and its respective assets, properties, employees, businesses and operations as Buyer may from time to time reasonably request.

Section 5.3 Confidentiality. Seller and Buyer shall maintain as confidential this Agreement and the terms and conditions hereof, as well as all records, correspondence, memoranda, writings, documents and instruments arising out of, or relating thereto or made in connection therewith, and further agree not to disclose any thereof to any person or entity except (i) to their respective attorneys, accountants, other professional advisors, potential investors or lenders or (ii) as required by Law, Governmental Authority or rule or regulation of the Securities and Exchange Commission (“SEC”) or any stock exchange, and with respect to clause (ii), only then with prior or concurrent notice to the other party stating the matters disclosed and identifying to whom disclosed, certifying that such persons were notified in writing that such materials are subject to the confidentiality and non-disclosure obligations as imposed herein, except with respect to federal, state or local governmental audits or investigations or disclosures to the SEC or a stock exchange. Except as required by Law or court order and prior to the Closing Date, all notices to third parties and all other publicity concerning this Agreement and the transactions contemplated hereby, including all press releases and similar public announcements and communications, shall be coordinated and planned jointly by the parties, and neither shall take any such actions without the prior written approval of the other (which shall not be unreasonably withheld, delayed or conditioned). Each party shall comply with all the other’s reasonable instructions regarding any release of information described in this Section 5.3 to any third party including the method and timing of such release. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to their professional advisors, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

Section 5.4 Consents. The parties agree to cooperate with each other and with any and all third parties in obtaining all consents (including such permits or authorizations as may be required by any regulatory authority), assignments and terminations necessary or desirable to effect the transactions contemplated hereby, including any consents or authorizations as may be required by the European Union equivalent to or similar in purpose to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Section 5.5 Expenses. Each party agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.

Section 5.6 Use of the Marks and Website. Immediately after the Closing Date and at all times thereafter, Seller shall not use any trademark, trade name, service mark, or trade dress of the Company or Global Services, nor any other name or trade dress confusingly similar thereto (collectively, the “Marks”). Not later than the Closing Date, Seller shall alter its website as described in Section 3.18(b). Immediately after the Closing Date, Buyer shall cause the Company and Global Services to cease using Seller’s name, trademark, trade name, service mark or trade dress.

Section 5.7 Transfer Taxes. Buyer and Seller shall share equally and shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with Buyer’s purchase of the Shares as contemplated by this Agreement and file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges.

Section 5.8 Tax Matters.

(a) Returns for Taxable Periods Prior to Closing. After the date of Closing, Seller shall cause to be prepared any and all Tax Returns (including federal, state and local) of the Company required for all periods ending on or before the Closing Date, including for the short period ended on the date of Closing (each a “Closing Return”). Seller shall (a) bear the costs (including the fees and expenses of the Company’s accountants) of preparing each Closing Return and (b) pay any amounts shown to be due on each Closing Return. Prior to filing any Closing Return and at least 14 days prior to the due date for such Closing Return, Seller shall deliver a draft of the Closing Return to Buyer for Buyer’s review. Seller shall consult with Buyer regarding the contents of each Closing Return and make any reasonable modifications requested by Buyer prior to filing such Closing Return. After such review and reasonable modifications, when applicable, an appropriate officer of the Company or Global Services will sign the Tax Return, if necessary.

(b) Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company or Global Services shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company or Global Services for a Straddle Period relating to the pre-Closing period shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days of the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(c) Cooperation on Tax Matters. Buyer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding.

(d) Section 338(h)(10) Election. The Company and Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding section of any state, local or non-U.S. law) with respect to the purchase and sale of the Shares under this Agreement. Seller shall execute and deliver to Buyer at Closing Internal Revenue Service Form 8023 signifying its election and any further forms as may be necessary or appropriate under any corresponding state, local or non-U.S. tax law. Seller shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable law. Seller shall also pay any Tax imposed on the Company or Global Services attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Regulation Section 1.338(h)(10) – 1(d)(2), and (ii) any state, local, or non-U.S. Tax imposed on the Company’s income or gain.

(e) Purchase Price Allocation. Buyer, the Company and Seller agree that the Purchase Price and the liabilities of the Company will be allocated to the assets and liabilities of the Company, giving effect to the purchase price adjustments pursuant to Section 2.5 hereof, as follows: (i) cash and deposits, and accounts receivable (net of reserves consistent with the Financial Statements), as shown on the Closing Balance Sheet, (ii) $2,000,000 to the Noncompetition Agreement, (iii) other tangible and intangible assets, in accordance with a valuation performed by a qualified appraiser engaged by Buyer at Buyer’s sole cost holding at least a CVA or ABV certification and who is independent of Buyer and of Seller, and (iv) the balance to goodwill. Buyer, the Company and Seller shall file all Tax Returns in a manner consistent with such allocation.

(f) Tax Sharing Arrangements. All tax-sharing agreements or similar agreements with respect to or involving Seller, the Company and/or Global Services shall be terminated as of the Closing Date, and after the Closing Date, neither the Company nor Global Services shall be bound thereto or have any liability thereunder.

(g) Tax Refunds and Credits; Tax Benefits. All refunds of Taxes or credits in lieu of refunds of Taxes (including interest thereon) attributable to the Company or Global Services (including, without limitation, any amounts attributable to estimated tax payments made prior to Closing) with respect to all periods (including the portion of any Straddle Period) ending on or before the Closing Date shall be for the account of the Seller, except to the extent such refunds or credits: (i) were reflected on the Closing Balance Sheet, or (ii) are attributable to the carryback of a loss, credit or other Tax attribute from a taxable period (including the portion of any Straddle Period) that ends after the Closing Date. Any such amounts shall be paid to Seller with five (5) days of receipt or crediting.

Section 5.9 Conversion of Shares of Class B Common Stock. Prior to Closing, Seller shall convert all issued and outstanding shares of Class B common stock into shares of Class A common stock.

ARTICLE VI.

CLOSING DELIVERIES AND CONDITIONS

Section 6.1 Deliveries to Buyer. At the Closing, Seller, the Company and Global Services shall take the following actions or deliver the following to Buyer:

(a) Resignations. Each member of the Board of Directors of the Company and Global Services and each officer of the Company and Global Services whose resignations Buyer has requested shall have resigned such positions as of the Closing Date.

(b) Stock and Minute Books. Seller shall deliver to Buyer the stock ledger and transfer records and copies of the corporate minutes of the Company and Global Services.

(c) Non-Competition Agreement. Concurrent with the Closing, Seller shall have executed and delivered to Buyer the Non-Competition Agreement in the form attached as Exhibit D to this Agreement.

(d) Good Standing and Other Certificates. Seller shall have caused the Company to deliver to Buyer (i) with respect to the Company (A) copies of the Company’s articles of incorporation, as amended, certified by the Secretary of State of the state of its formation, (B) a copy of the Company’s bylaws certified by the secretary of the Company as being complete, correct and in full force and effect and (C) a certificate dated not more than 15 business days prior to the Closing from the Secretary of State of each of the states where the Company is qualified to do business to the effect that the Company is in good standing in those jurisdictions and (ii) with respect to Global Services, (A) copies of its Memorandum and Articles of Association, certified by an officer of Global Services and (B) to the extent they exist, the equivalent of the bylaws of a United States corporation, certified by an officer of Global Services.

(e) Consents and Terminations. Seller shall have delivered to Buyer all approvals and consents of any Person or Governmental Authority (including such permits or authorizations as may be required by any Governmental Authority) and any terminations necessary or desirable to effect the transactions contemplated hereby, executed by the appropriate parties, in each case in a form satisfactory to Buyer. To the extent that any such approval or consent is not obtained prior to the Closing, Buyer may unilaterally determine to proceed with the Closing, which shall constitute Buyer’s waiver of Seller’s obligation to deliver any undelivered approval or consent.

(f) Debt. The Company and Global Services shall have no Debt other than as set forth on Exhibit A, and Seller shall have provided evidence in writing, satisfactory to Buyer, that all Debt of the Company and Global Services which is required to be paid hereunder has been paid and fully satisfied.

(g) Terminated Company Equity Plans. Seller shall have provided to Buyer evidence of the termination of each Company Equity Plan referred to in Section 5.1(a).

(h) Section 338(h)(10) Election. Seller and the Company shall agree to execute and deliver to Buyer, at the appropriate time, IRS Form 8023 as required by Section 5.8(d) of this Agreement.

(i) Transition Services. Seller shall have entered into the Transition Services Agreement with Buyer in the form of Exhibit E.

(j) Escrow Agreement. Concurrent with the Closing, Seller shall have executed and delivered to Buyer the Escrow Agreement in the form attached as Exhibit B to this Agreement.

(k) Certificate Regarding Performance of Covenants. Seller shall have delivered to Buyer the certificate regarding performance of covenants of Seller as set forth in Section 6.3(b) below.

(l) Other Documents. The Company and Seller shall have executed and delivered to Buyer such other documents and agreements as required by this Agreement or otherwise reasonably requested by Buyer.

Section 6.2 Deliveries to Seller. At the Closing, Buyer shall take the following actions or deliver the following to Seller:

(a) Purchase Price. Buyer shall have delivered to Seller the portion of the Purchase Price due Seller at Closing, and the Escrow Holdback to the Escrow Agent.

(b) [Reserved]

(c) Good Standing and Other Certificates. Buyer shall have delivered to Seller (i) copies of Buyer’s articles of incorporation, as amended, certified by the Secretary of State of the State of Delaware, (ii) a copy of Buyer’s bylaws certified by the secretary of Buyer as being complete, correct and in full force and effect and (iii) a certificate dated not more than 15 business days prior to Closing from the Secretary of State of the State of Delaware to the effect Buyer is in good standing.

(d) Non-Competition Agreement. Concurrent with the Closing, Buyer shall have executed and delivered to Seller the Non-Competition Agreement in the form attached as Exhibit D to this Agreement.

(e) Transition Services. Buyer shall have entered into the Transition Services Agreement with Seller in the form of Exhibit E.

(f) Escrow Agreement. Concurrent with the Closing, Buyer shall have executed and delivered to Seller the Escrow Agreement in the form attached as Exhibit B to this Agreement.

(g) Certificate Regarding Performance of Covenants. Buyer shall have delivered to Seller the certificate regarding performance of covenants of Buyer as set forth in Section 6.4(b) below.

(h) Other Documents. Buyer shall have executed and delivered to Seller such other documents and agreements as required by this Agreement or otherwise reasonably requested by Seller.

Section 6.3 Conditions to Buyer’s Obligations. Buyer’s obligations hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties of Seller. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (except those which are stated to be qualified by materiality shall be true and correct in all respects as of the Closing Date), in each case as though such representations and warranties were made or given on and as of the Closing Date.

(b) Performance of Covenants of Seller. Seller shall have performed all of its covenants required to be performed under the terms hereof, and Seller shall deliver to Buyer a certificate to such effect signed by a duly authorized officer of Seller.

Section 6.4 Conditions to Seller’s Obligations. Seller’s obligations hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties of Buyer. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (except those which are stated to be qualified by materiality shall be true and correct in all respects as of the Closing Date), in each case as though such representations and warranties were made or given on and as of the Closing Date.

(b) Performance of Covenants of Buyer. Buyer shall have performed all of its covenants required to be performed under the terms hereof, and Buyer shall deliver to Seller a certificate to such effect signed by a duly authorized officer of Buyer.

ARTICLE VII.

PRE-CLOSING COVENANTS AND TERMINATION

Section 7.1 Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the parties hereto will execute and deliver any and all reasonable further agreements, documents or instruments, and use its reasonable commercial efforts to take all actions and to do all things, necessary, proper or advisable, or reasonably requested by the other parties hereto, to effectuate this Agreement and complete the transactions referred to herein or contemplated hereby.

(b) Operation of Business. Seller will cause the Company and Global Services to conduct the Business in substantially the same manner as now conducted and otherwise in the ordinary course consistent with past practice, and except as expressly contemplated by this Agreement or otherwise as Buyer may consent in writing (which will not be unreasonably withheld, delayed or conditioned), Seller shall and shall cause the Company and Global Services to:

(i) maintain in all material respects all of the structures, equipment and other tangible personal property of the Company and Global Services in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

(ii) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Company and Global Services;

(iii) perform in all material respects all obligations under Contracts relating to or affecting the Company and Global Services;

(iv) maintain the books of account and records of the Company and Global Services in the usual, regular and ordinary manner;

(v) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Company and Global Services;

(vi) not (A) hire any new employees, other than those to whom offers have already been extended as of December 12, 2011, (B) replace any employees whose employment has been terminated or (C) enter any employment agreement or commitment to employees of the Company and Global Services or effect any increase in the compensation or benefits payable or to become payable to any officer, director, manager or employee of the Company and Global Services other than for accrual of Bonuses effected in accordance with the Company Bonus plan described in Section 5.1(c)(i);

(vii) not create or permit to exist any Lien on the any property or assets of the Company or Global Services other than those currently existing as described in Section 3.8 of the Disclosure Schedule;

(viii) not incur any Debt, enter into any material Contract or any other Contract obligating either the Company or Global Services to purchase goods or services which cannot be terminated on 30 days notice or less at a cost or other penalty that does not exceed $5,000;

(ix) not sell, lease, license or otherwise dispose of any property or asset of the Business or acquire any property or asset, except in the ordinary course consistent with past practice;

(x) not take any action with respect to, or make any material change in its accounting or Tax policies or procedures or make or revoke any Tax election;

(xi) not incur any capital expenditures or enter into any Contract obligating such party to make capital expenditures in excess of $5,000 individually, except for capital expenditures or commitments consented by Buyer (as stated in the lead-in to this subsection (b)) or necessary, in the reasonable judgment of Seller, the Company or Global Services, in the case of emergency for operation of the Business; or

(xii) not authorize or enter into any commitment with respect to any of the matters described in clauses (vi), (vii), (viii), (ix), (x) or (xi) above.

Section 7.2 Access to Records. Seller will cause the Company and Global Services to permit Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company or Global Services, to the officers of the Company and Global Services, and all books, records (including Tax records), Contracts and documents of or pertaining to the Company and Global Services.

Section 7.3 Notice of Developments; Supplements to Disclosure Schedule. With respect to the period between the execution of this Agreement and the Closing, each party shall promptly notify the other parties (i) if any representation or warranty of such party set forth in this Agreement was untrue when made, (ii) of any breach of any covenant or obligation of such party set forth in this Agreement or (iii) of any development occurring after the date of signing this Agreement that would cause or constitute a breach of any of such party’s representations and warranties set forth in this Agreement if such representation or warranty had been made at the time of such development (each, a “New Event”). If Seller notifies Buyer of a New Event which constitutes or has a Material Adverse Effect (a “Material Event”), Buyer shall have the right to terminate this Agreement by written notice under Section 7.5(b). If Seller notifies Buyer of a New Event which is not a Material Event, at Seller’s election, Seller shall either (x) require Buyer to accept such New Event or give Buyer the right to terminate this Agreement by written notice under Section 7.5(b) or (y) inform Buyer that its disclosure of such New Event shall not be deemed to modify the representations and warranties of Seller or cure any breach of any representation, warranty, covenant or obligation, in which case Buyer shall not have any right to terminate this Agreement based upon the New Event. If Buyer does not exercise its right to terminate this Agreement based on a New Event or a Material Event and proceeds to the Closing, then Buyer shall be deemed to have waived its right to terminate this Agreement based upon such New Event or Material Event, and Seller’s notice of same pursuant to this Section 7.3 shall be deemed to have (x) amended the Disclosure Schedule, (y) qualified Seller’s representations and warranties as set forth herein and (z) cured any breach of representation, warranty, covenant or obligations that otherwise might have existed hereunder by reason of the Material Event. For avoidance of doubt, unless Buyer consents to, waives or is deemed to have waived a New Event, by closing the transaction contemplated hereby, no disclosure of a New Event shall be deemed to modify the representations and warranties of Seller or cure any breach of any representation, warranty, covenant or obligation.

Section 7.4 No Negotiation. Unless this Agreement is terminated pursuant to Section 7.5, Seller will not, and will not permit the Company, Global Services or any representative of Seller, the Company or Global Services to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of the Business, or capital stock or assets of the Company or Global Services, or any merger, consolidation, business combination, or similar transaction involving the Company or Global Services (an “Acquisition Transaction”) (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer) relating to or in connection with a possible Acquisition Transaction or (c) consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction. Seller will promptly notify Buyer of any inquiry, proposal or offer relating to a possible Acquisition Transaction that Seller, the Company or Global Services or the Company receives during such period.

Section 7.5 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by mutual agreement of Buyer and Seller;

(b) by Buyer, as provided in Section 7.3;

(c) by either Buyer or Seller, with notice to the other party, if the Closing does not occur on or before January 12, 2012 (or such later date as may be mutually agreed to in writing by Seller and Buyer), unless the failure of such scheduled Closing shall be due solely to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing; or

(d) by either Buyer or Seller, by notice of termination to the other party, if any Governmental Authority of competent jurisdiction shall have issued any statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such statute, rule, regulation, order, decree or injunction or other action shall have become final.

Section 7.6 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.5 hereof, this Agreement shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or any of its respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 7.6 and in Sections 5.3, 5.5 and 9.5 hereof, and provided that nothing contained in this Section 7.6 shall relieve any party from liability for a breach of any provision of this Agreement.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a)    (i) Each of the representations and warranties made by Buyer in this Agreement shall terminate on the first anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1 and 4.2 shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations.

(ii) With respect to the representations and warranties made by Seller in this Agreement, (A) each of the representations and warranties (other than those expressly listed elsewhere in this Section 8.1(a)(ii)) made by Seller shall terminate on the first anniversary of the Closing Date; (B) the representations and warranties made by Seller in Sections 3.6 and 3.19 shall terminate on the date that is eighteen (18) months from the Closing Date; (C) the representations and warranties made by Seller in Section 3.9 shall terminate on the date that is forty-two (42) months from the Closing Date; and (D) the representations and warranties made by Seller in Sections 3.1, 3.2, 3.3, 3.4 and 3.8(a) shall survive the Closing until the expiration of the applicable statute of limitations (collectively, the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4 and 3.8(a) are the “Excluded Matters”).

(b) If notice of any Claim for indemnification under Section 8.2(a) hereof shall have been given within the applicable survival period set forth in Section 8.2(a), the representations and warranties that are the subject of such indemnification Claim shall survive until such time as such Claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive according to the terms set forth herein.

(c) Notwithstanding the following provisions of this Article VIII, and except for the matters listed in Section 8.2(a) of the Disclosure Schedule, (i) no amounts shall be payable by an indemnifying party under Section 8.2 of this Agreement unless and until the aggregate amount otherwise payable by an indemnifying party in the absence of this clause exceeds $410,000 (the “Minimum”), in which event all Buyer Damages or Seller Damages (as the case may be) shall be due, without regard to the Minimum, (ii) no amounts shall be payable by an indemnifying party on a particular Claim for indemnification under Section 8.2 of this Agreement unless the amount otherwise payable by an indemnifying party in the absence of this clause on such Claim, or any related Claims, equals or exceeds $5,000 (“Individual Indemnification Claim Threshold”) and, if the Individual Indemnification Claim Threshold is met, then the entire amount of such Claim will be credited against the Minimum, (iii) no amounts shall be payable by an indemnifying party under Section 8.2 in excess of $4,100,000 (the “Cap”), except with respect to (a) Excluded Matters or (b) Claims based on fraud or intentional misrepresentation, and (iv) no Claim for indemnification under this Article VIII shall first be asserted after the survival periods for the particular matter, as set forth in Section 8.1(a) and Section 8.1(b).

Section 8.2 Indemnification by Seller and Buyer.

(a) Subject to the other provisions of this Article VIII, Seller shall, without any right of contribution from the Company or Global Services, indemnify, defend and hold harmless the Buyer Indemnified Parties, the Company and Global Services from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) actually incurred or paid by any of Buyer Indemnified Parties, the Company or Global Services (“Buyer Damages”), to the extent resulting from, arising out of, or incurred with respect to, (i) any breach of or inaccuracy in any representation or warranty as of the date made or as of the Closing Date of Seller contained in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) all Debt of the Company or Global Services that is to be paid off at or prior to Closing, and (iv) Liabilities of the Company or Global Services related to the matters listed, and in the manner provided, in Section 8.2(a) of the Disclosure Schedule.

(b) Subject to the other provisions of this Article VIII, Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) actually incurred or paid by Seller Indemnified Parties (the “Seller Damages”) to the extent resulting from, arising out of, or incurred with respect to (i) any breach of or inaccuracy of any representation or warranty as of the date made or as of the Closing Date of Buyer contained in this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) except for the Debt referenced in Section 8.2(a)(3), all Debt of the Company and Global Services and (iv) all Liabilities of the Company or Global Services of any nature other than (A) those listed, and in the manner provided, in Section 8.2(a) of the Disclosure Schedule and (B) those matters that are otherwise the subject of a valid and timely right to indemnification under Section 8.2(a) by Buyer, subject in all respects to all applicable limitations, survival periods or conditions on indemnification under this Article VIII of this Agreement.

Section 8.3 Notice and Resolution of Claim.

(a) Subject to the provisions of Section 8.4 below, an indemnified party under this Agreement shall promptly give notice to the indemnifying party after obtaining knowledge of any third party Claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Section 8.2, specifying in reasonable detail the Claim or litigation and the basis for indemnification; provided, however, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VIII, except to the extent the indemnified party’s failure to so notify in breach of this Section 8.3(a) either (i) materially prejudices the indemnifying party’s ability to defend against such third party Claim or litigation (including but not limited to any prejudice to the indemnifying party’s rights under any applicable insurance policy) or (ii) relates to a matter as to which the period of survival specified in Section 8.1 has expired. The indemnified party shall permit the indemnifying party to assume the defense of any such Claim, litigation or any litigation resulting from such third party Claim, provided that the indemnifying party has acknowledged such party’s indemnification obligations under Section 8.2 with respect to such third party Claim, subject to the indemnifying party’s reservation of all rights with respect to any such Claim.

(b) If the indemnifying party assumes the defense of any such third party Claim or litigation as permitted by Section 8.3(a) above, the obligations of the indemnifying party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such Claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such Claim or litigation. Except with the written consent of the indemnified party (which consent will not be unreasonably withheld or delayed), the indemnifying party shall not, in the defense of such Claim or litigation, consent to entry of any judgment (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such Claim or litigation, or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party or admit to any wrongdoing, whether civil or criminal in nature. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

(c) Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such Claim or litigation by a third party (i) within 30 days after the indemnified parties has given notice thereof to the indemnifying party or (ii) five Business Days prior to the date on which any response is legally required to preserve the rights of the indemnified party in connection with Litigation, whichever comes first, shall be deemed a waiver by the indemnifying party of its right to assume the defense of such Claim or litigation; provided that the indemnified party has provided adequate notice to the indemnifying party of the Claim. If the indemnifying party does not assume the defense of such Claim or litigation by a third party, the indemnified party may defend or settle such Claim or litigation in such manner as the indemnified party may deem reasonably appropriate without the consent of the indemnifying party.

Section 8.4 Escrow Holdback. All indemnification amounts to which Buyer shall be entitled shall be satisfied first, from the Escrow Holdback in accordance with the applicable provisions of the Escrow Agreement, and second, directly against Seller.

Section 8.5 Buyer’s Knowledge of Breach. Buyer’s rights to seek indemnification pursuant to Section 8.2 shall exist notwithstanding any due diligence or other investigation by or on behalf of Buyer, or of any knowledge or information that Buyer may have which may be different from or in addition to the representations and warranties of Seller herein, except for any information which Seller provides to Buyer prior to the Closing which discloses any breach of any representations or warranties of Seller or the circumstances that would constitute the basis for any such breach (“Disclosed Matters”). As to any Disclosed Matters, Buyer shall have no indemnification rights with respect to Seller.

Section 8.6 Specific Limitation. Seller is not liable in respect of a Claim for breach of representation or warranty to the extent that the specific matter giving rise to the Claim was specifically taken into account in computing the amount of an allowance, provision or reserve in the Closing Balance Sheet or was specifically referred to in the Closing Balance Sheet or in the notes to the Closing Balance Sheet, if any; provided that Seller shall be liable for the amount by which the Claim exceeds the amount of the allowance, provision or reserve.

Section 8.7 Recovery Only Once. Buyer is not entitled to recover more than once in respect of any one matter or loss giving rise to a Claim.

Section 8.8 Assessment Of Loss. In assessing any damages or other amounts recoverable in respect of a Claim, there shall be taken into account any corresponding savings by, or net benefit to, Buyer and/or any of its Affiliates.

Section 8.9 Recovery From Another Person.

(a) If Seller pays to Buyer an amount in respect of a Claim and Buyer or any of its Affiliates subsequently recover or is or becomes entitled to recover from another Person an amount which is referable to the matter giving rise to the Claim, Buyer promptly thereafter shall notify Seller and, if relevant, shall (at the cost of Seller) take such action as Seller may reasonably require to enforce the recovery against the Person in question; and

(i) if Seller has already paid an amount in satisfaction of a Claim and the amount paid by Seller in respect of the Claim is more than the Sum Recovered, Buyer shall promptly pay to Seller the Sum Recovered;

(ii) if Seller has already paid an amount in satisfaction of a Claim and the amount paid by Seller in respect of the Claim is less than or equal to the Sum Recovered, Buyer shall promptly pay to Seller an amount equal to the amount paid by Seller; and

(iii) if Seller has not already paid an amount in satisfaction of a Claim, the amount of the Claim for which Seller would have been liable shall be reduced by and to the extent of the Sum Recovered.

(b) For the purposes of Section 8.9, “Sum Recovered” means the total amount recovered by Buyer from persons other than Seller directly related to a matter which gave rise to or is the subject of a Claim for indemnification against Seller plus any interest in respect of the amount recovered from such persons less all reasonable costs incurred by Buyer in recovering the amount from such persons.

Section 8.10 Mitigation. Nothing in this Article VIII restricts or limits either party’s obligation, if any, under applicable Law to mitigate any loss or damage which it may incur in the consequence of a matter giving rise to a Claim; provided however, that an indemnified party’s obligation, if any, to mitigate shall not diminish the indemnifying party’s obligations under this Article VIII.

Section 8.11 Exclusive Remedy. Buyer and Seller agree that the indemnification provisions in this Article VIII shall be the sole and exclusive monetary remedy of Buyer and Seller with respect to this Agreement (and, for the avoidance of doubt, neither party shall be entitled to rescind or terminate its Agreement).

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Notices. All notices or other communications hereunder shall be given in writing, and delivered by personal delivery to the party for whom it is intended, by registered or certified mail, return receipt requested, or by a national and/or international courier service, at the address set forth below, or at such other address as may be designated in writing hereafter in the same manner:

To Buyer:

Arkadin, Inc.

One Penn Plaza

Suite 2200

New York, New York 10119

Attention: Mark Alexander

And

Arkadin S.A.S.

153 Rue de Courcelles

75017, Paris France

Attention: Olivier de Puymorin

with a copy to:

Rivkin Radler LLP

926 RXR Plaza

Uniondale, New York 11556

Attention: William Cornachio, Esq.

To Seller:

Westell Technologies, Inc.

750 N. Commons Drive

Aurora, IL 60504

Attention: Richard Gilbert

with a copy to:

Quarles & Brady LLP

411 East Wisconsin Avenue

Suite 2040

Milwaukee, WI 53202

Attention: Walter Skipper, Esq.

Any such notice shall be deemed delivered (a) on the date delivered, if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as a not deliverable, as the case may be, if mailed by registered or certified mail or (c) on the Business Day after dispatch, if sent by courier service.

Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided that Buyer may assign any of its rights and obligations hereunder in whole or in part to any of its Affiliates at any time (including prior to the Closing Date) without obtaining the consent of the other parties hereto.

Section 9.4 Entire Agreement. This Agreement (including all Disclosure Schedules, Annexes and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 9.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns, including pursuant to a merger, consolidation, acquisition or similar transaction or by operation of law. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.6 Expense. All costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and all costs and expenses incurred by the Company, Global Services or Sellers or otherwise in connection with this Agreement, including but not limited to any and all expenses of the Company, Global Services relating to the receipt of consents or the termination of any agreement or arrangement, shall be borne by Seller.

Section 9.7 Governing Law; Jurisdiction; Service of Process. This Agreement shall be construed under and governed by the laws of the State of New York, its rules of conflict of laws notwithstanding.

ARTICLE X.

DISPUTE RESOLUTION

Section 10.1 Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Buyer and Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; provided, that “Dispute” shall not include any dispute relating to Section 2.5 of this Agreement.

Section 10.2 Process. If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 10.3,, 10.4 and 10.5 of this Agreement.

Section 10.3 Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between Buyer and Seller. Either Buyer or Seller may give the other party written notice of any Dispute not resolved in the normal course of business. Buyer and Seller shall meet at a mutually acceptable time and place within twenty (20) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within sixty (60) calendar days of the disputing party’s notice, or if the parties fail to meet within such twenty (20) calendar days, either Buyer or Seller may initiate mediation as provided in Section 10.4 of this Agreement. If a party intends to be accompanied at a meeting by legal counsel, the other party shall be given at least five (5) business days’ notice of such intention and may also be accompanied by legal counsel.

Section 10.4 Mediation. If the Dispute is not resolved by negotiations pursuant to Section 10.3 of this Agreement, Buyer and Seller may, by mutual agreement, attempt in good faith to resolve any such Dispute by submitting the Dispute to non-binding mediation utilizing the services of JAMS (“JAMS”). Such non-binding mediation shall take place in New York, New York.

Section 10.5 Submission to Adjudication.

(a) If a Dispute is not resolved by negotiation or by mediation pursuant to Section 10.3 or 10.4 of this Agreement, the parties agree that such Dispute and any other Claims arising out of or relating to this Agreement shall be heard, adjudicated and determined exclusively and only by final and binding arbitration conducted by JAMS in New York, New York in accordance with the JAMS rules and procedures The parties further understand and agree that this Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. § 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

(b) Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Dispute shall be commenced by service of an arbitration demand.

(c) To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party in accordance with this Agreement and at the same time submit a copy of the Demand to JAMS, together with a check payable to JAMS in the amount of that entity’s then-current arbitration filing fee; provided that in no event shall the claimant be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for the Southern District of New York. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the dispute in sufficient detail to advise the respondent of the nature of the dispute, state the date on which the dispute first arose, list the names and addresses of every Person whom the claimant believes does or may have information relating to the dispute, and state the relief requested by the claimant, including a monetary amount, if the claimant seeks a monetary award of any kind. Within thirty (30) days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”), and submit a copy of the Response to JAMS, together with a check for the difference, if any, between the filing fee paid by the claimant and JAM’s then-current arbitration filing fee. The Response shall describe the dispute in sufficient detail to fairly inform the claimant of the respondent’s position in the matter, list the names and addresses of every Person whom the respondent believes does or may have information relating to the dispute, and, if the respondent has asserted a counterclaim, state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind.

(d) Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, JAMS shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Dispute.

(e) Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Disputes in accordance with the substantive law of the State of New York, federal law as enunciated by the federal courts situated in the Southern District of New York, and all federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

(f) Before the arbitration hearing, each party shall be entitled to take a discovery deposition of up to three (3) representatives of the opposing party who has knowledge of the matters in dispute. In addition, upon the application of a party showing good cause for the taking of a deposition intended to preserve evidence for introduction at trial, the arbitrator shall enter such orders as may be necessary to permit the preservation of such Person or Person(s) and such deposition(s) shall not count with respect to any limit imposed by agreement or otherwise on the number of discovery depositions allowed to be taken in connection with the arbitration. Further, upon the written request of either party, the other party shall promptly produce documents relevant to the Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 22(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 10.5(f) or ordered by the arbitrator.

(g) Within thirty (30) days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons thereof. If a party prevails on a statutory Claim that affords the prevailing party the right to recover attorneys’ fees and/or costs, then the arbitrator shall award to the party that substantially prevails in the arbitration its costs and expenses, including reasonable attorneys’ fees. The arbitrator’s award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction. The arbitrator shall have authority to award any remedy or relief that a court of the State of New York could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator, in the exercise of its sole discretion, shall have authority to award reasonable attorneys’ fees, costs, and expert witness fees to the prevailing party.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ARKADIN, S.A.S.		WESTELL TECHNOLOGIES, INC.

By:	/s/ Olivier de Puymorin	By:	/s/ Richard S. Gilbert
	Name: Olivier de Puymorin		Name: Richard S. Gilbert
	Title: President		Title: Chairman & CEO

ARKADIN, INC.

By:	/s/ Olivier de Puymorin
Name: Olivier de Puymorin
Title: President

EXHIBIT LIST

Exhibits

A	WC Methodology
B	Escrow Agreement
C.	[RESERVED]
D.	Noncompetition Agreement of Seller
E.	Transition Services Agreement

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